Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of October 20, 2006 by and between Stephen Sek (“Sek”) and Axesstel, Inc., a Nevada corporation (“Axesstel”), with respect to the following facts:

A. Axesstel wishes to employ Sek as Chief Technology Officer of Axesstel, and Sek wishes to be employed as Chief Technology Officer of Axesstel.

B. Axesstel and Sek wish to set forth in this Agreement the terms and conditions under which Sek is to be employed by Axesstel.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Axesstel and Sek hereby agree as follows:

1. Employment

1.1 Title. Axesstel hereby employs Sek as Chief Technology Officer of Axesstel, and Sek shall have the duties, responsibilities and authority consistent with such position as described in Section 1.1 hereof.

1.2 Duties. For so long as he is employed hereunder, Sek (i) shall devote his full professional time and attention, best efforts, energy and skills to the services required of him as an employee of Axesstel, except for paid time off taken in accordance with Axesstel’s policies and practices and subject to Axesstel’s existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability and outside activities authorized under Section 2.1 below; (ii) shall use his best efforts to promote the interests of Axesstel; (iii) shall comply with all applicable governmental laws, rules and regulations and with all of Axesstel’s policies, rules and/or regulations applicable to the employees of Axesstel; and (iv) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with the directives of the CEO and the Board of Directors of Axesstel. Sek shall report directly to Axesstel’s CEO. Sek’s primary responsibilities during his employment with Axesstel shall be to (a) develop and execute the technology direction for the company; and (b) perform any other duties assigned to him by Axesstel’s CEO.

1.3 At Will Employment. Executive’s employment under this Agreement shall be “at will”. The employment relationship between Axesstel and Sek may be terminated by Sek or by Axesstel at any time, with or without cause.

1.4 Location. Sek acknowledges that Axesstel’s principal executive offices are located in San Diego, California. Sek’s principal place of employment shall be Axesstel’s principal executive offices. Sek agrees that he will be regularly present at Axesstel’s principal executive offices. Sek acknowledges that he may be required to travel from time to time in the course of performing his duties.

1.5 Life Insurance. If requested by Axesstel to do so, Sek will cooperate with Axesstel’s efforts to procure a term life insurance policy on Sek.

2. Outside Activities

2.1 Outside Activities. During the period of his employment, Sek may serve on boards of directors (or similar body) of other business entities, or provide advisory and other services thereto; provided, that such activities do not interfere with the effective discharge of his duties and responsibilities to Axesstel, the nature of such service is disclosed to the CEO and Board of Directors of Axesstel and CEO and the Board consents to Sek’s rendering such service, which consent shall not be unreasonably withheld or delayed.

2.2 Investment. Nothing in this Article 2 shall be construed as preventing Sek from engaging in the investment of his personal assets so long as such investment activity does not require: (1) any participation on Sek’s part in the operation or the affairs of the enterprise or enterprises in which such investments are made or (2) the rendering of any services by Sek to any such enterprise.

3. Compensation

3.1 Base Salary. Axesstel shall pay Sek an annual base salary of two hundred thousand ($200,000) less applicable withholding taxes (“Base Salary”). Base Salary payments will be made to Sek in accordance with Axesstel’s pay period practices.

3.2 Car Allowance. Axesstel shall pay Sek a car allowance of $1,000 per month that will be included in the normal salary payments and is subject to all normal withholding taxes.

3.3 Performance Bonus. During the period of his employment, Sek shall be eligible to receive an annual performance bonus (“Performance Bonus”) in a target amount equal to 30% of base salary, based on the attainment of 100% of personal and company results to be established by the CEO and the Board of Directors of Axesstel. Sek shall be eligible for additional performance based bonus, in the event that the performance exceeds 100% of established goals.

3.4 Adjustment. Sek’s Base Salary and Performance Bonus shall be subject to annual increases on or about the anniversary of this Agreement. Increases, if any, shall be at the sole discretion of the Board of Directors of Axesstel.

4. Benefits. During his employment, Sek shall accrue and be entitled to take paid vacation in accordance with Axesstel’s vacation policies in effect from time to time, including Axesstel’s policies regarding vacation accruals; provided that Sek’s rate of vacation accrual during the Period of Employment shall be no less than three (3) weeks per year. Notwithstanding the foregoing, Sek shall cease to accrue further vacation at any time that Sek has an unused vacation accrual of four (4) weeks. Sek shall also be entitled to all other holiday and leave pay generally available to other executives of Axesstel. During his employment, Sek shall be entitled to participate in all employee benefit, group health and life insurance, retirement, 401(k) and other benefit plans of Axesstel under the terms and conditions of such plan or programs.

5. Stock Options. On the effective date of this Agreement, Sek shall be granted Options to purchase 225,000 shares of Axesstel’s Common Stock under Axesstel’s 2004 Equity Incentive Plan at the then-current fair market value of such Common Stock pursuant to the terms of a stock option agreement in the form attached hereto as Exhibit A.

6. Business Expenses. Upon presentation of appropriate documentation, Axesstel shall reimburse Sek for reasonable, out-of-pocket business expenses incurred by Sek in the course of his performance of his duties hereunder. Sek will submit monthly expense reports for approval by the Board of Directors or Chief Financial Officer of Axesstel.

7. Severance Payments. In the event that Sek’s employment is terminated prior to the first anniversary of this Agreement, other than for “cause” (as defined below), then Sek shall be entitled to receive as a severance benefit, cash payments (the “Severance Payments”) in an amount equal to his Base Salary for the period from the date of termination of his employment (the “Termination Date”) up to the one year anniversary of this Agreement. Sek’s right to receive the Severance Payments is contingent upon Sek executing a General Release of Claims against the Company in a form reasonably satisfactory to the Company and its counsel. The Severance Payments will be made, subject to applicable withholdings in accordance with the Company’s standard payroll practices. For purposes of this Agreement, the term “cause” shall mean any and all of the following: (a) willful and repeated failure to comply with the lawful written directions of the Company’s Board of Directors or Chief Executive Officer; (b) gross negligence or willful misconduct in the performance of duties to the Company; (c) commission of any act of fraud with respect to the Company or the Company’s business; (d) conviction of or being formally charged with the commission of any crime which, in the good faith judgment of the Company’s Board of Directors, involved moral turpitude and has caused or will cause material harm to the standing and/or reputation of the Company; (e) violation of any of the terms of the Proprietary Information and Inventions Agreement, or any misappropriation and/or intentional and unauthorized disclosure of the Company’s confidential and/or proprietary information or other assets; (f) Sek’s use of drugs or any illegal substance, or his use of alcohol in any manner that interferes with the performance of his duties under this Agreement; (g) Sek’s chronic absence from work for reasons other than illness; or (h) death or disability.

8. Former Employment

8.1 No Conflict. Sek represents and warrants that the execution and delivery by him of this Agreement, his employment by Axesstel and his performance of duties under this Agreement will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship, or any other contractual obligations.

8.2 No Use of Prior Confidential Information. Sek will not intentionally disclose to Axesstel or use on its behalf any confidential information belonging to any of his former employers, but during his employment by Axesstel he will use in the performance of his duties all information (but only such information) which is generally known and used by persons with training and experience comparable to his own or is common knowledge in the industry or otherwise legally in the public domain.

9. Non-Solicitation; Confidentiality; Remedies

9.1 No Solicitation. During the Restricted Period (as defined below), neither Sek nor any Executive-Controlled Person (as defined below) will, without the prior written consent of Axesstel’s Board of Directors, directly or indirectly solicit for employment, or make an unsolicited recommendation to any other person that it employs or solicit for employment any person who is or was, at any time during the Restricted Period, an officer, executive, employee, agent or representative of Axesstel or of any affiliate of Axesstel. As used in this Agreement, the term “Executive-Controlled Person” shall mean any company, partnership, firm or other entity as to which Sek possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

9.2 Confidentiality.

9.2.1 Sek acknowledges that, as a result of his status as Chief Technology Officer of Axesstel, he has, or will have, access to and possession of important confidential information and knowledge as to the business of Axesstel and its affiliates, including, hut not limited to knowledge of products of Axesstel and its affiliates, patents, technology, know-how, marketing and operating strategies, licensing and other agreements, financial results and projections, future plans, the provisions of other important contracts entered into by Axesstel and its affiliates, possible acquisitions and similar information. Sek agrees that such knowledge and information constitutes a vital part of the business of Axesstel and are by their nature trade secrets and confidential information proprietary to Axesstel (collectively “Confidential Information”). Sek agrees that he shall not divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any Confidential Information without the consent of Axesstel’s Board of Directors. As used in this Agreement, the term, “Confidential Information” shall not include any knowledge or information that Sek can demonstrate: (i) is or becomes available to others, other than as a result of breach by Sek of this Article 9; (ii) was available to Sek on a nonconfidential basis prior to its disclosure to Sek through his status as an officer or employee of Axesstel; or (iii) becomes available to Sek on a nonconfidential basis from a third party (other than Axesstel, its affiliates and any of their representatives) who is not bound by any confidentiality obligations to Axesstel or any of its affiliates. Sek understands and agrees that he must also execute and fully comply with Axesstel’s Employee Innovations and Proprietary Rights Assignment Agreement in the form attached hereto as Exhibit B as a condition of his employment.

9.2.2 All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Sek or made available to him relating to Axesstel or any of its affiliates are and shall remain Axesstel’s property, and shall be delivered to Axesstel promptly upon any termination of Sek’s employment with Axesstel, or at any other time on request, and such information shall be held confidential by Sek after any termination of’ his employment with Axesstel.

9.3 No Competition During Employment. During the term of this Agreement, neither Sek nor any Executive-Controlled Person will, without the prior written consent of Axesstel’s Board of Directors, render any services, directly or indirectly, as an employee, officer, consultant or in any other capacity, to any individual, firm, corporation or partnership engaged in any business or activity which directly competes with the business activities of Axesstel.

9.4 Restricted Period. As used in this Agreement, “Restricted Period” shall mean any period during which Sek is employed by Axesstel and a period of two (2) years after the Termination Date.

9.5 Remedies. Sek agrees that the provisions of’ this Article 9 are reasonable and necessary for the protection of Axesstel and that they may not be adequately enforced by an action for damages. Therefore, in the event of a breach or threatened breach of this Article 9 by Sek or any Executive-Controlled Person, Axesstel shall be entitled, in addition to all other remedies, to an injunction and/or restraining order enjoining the breach or threatened breach of the provisions of Article 9 or otherwise to enforce specifically such provisions against violation, without the necessity of posting any bond or other security by Axesstel. Sek further agrees that if he shall violate any of the covenants and agreements under this Article 9, Axesstel shall be entitled to an accounting and repayment of all profits, commissions or other benefits which Sek has realized and/or may realize as a result of or arising out of any such violation. Such remedy shall be cumulative and not exclusive and in addition to any injunctive relief or other legal or equitable remedy to which Axesstel is or may be entitled. In addition, the prevailing party shall also he entitled to its reasonable attorneys’ fees and costs incurred in any action in which it is successful in establishing or defending against an alleged violation of Article 9.

9.6 Severability. The provisions contained in this Article 9 as to the time periods, scope of activities and persons or entities affected shall be deemed severable so that, if any provision contained in this Article 9 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent permitted by law.

10. General Provisions

10.1 Governing Law. This Agreement and the rights of the parties thereunder shall be governed by and interpreted under California law.

10.2 Assignment. Sek may not delegate, assign, pledge or encumber his rights or obligations under this Agreement or any part thereof.

10.3 Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if it is in writing and is sent by registered or certified mail, postage prepaid, or personally delivered, to the following addresses, or to such other addresses as either party shall specify by giving notice under this Article 10:

To Axesstel:	Axesstel, Inc.
6815 Flanders Drive, Suite 210
San Diego, CA 92121

Attn: CEO
T: (858) 625-2100
F: (858) 625-2110

With a copy to:	James A. Mercer III, Esq.
Duane Morris LLP
101 W. Broadway, Suite 900
San Diego, CA 92101
T: (619) 744-2209
F: (619) 744-2201
Email: jamercer@duanemorris.com

To Sek:	Stephen Sek
P.O. Box 927796
San Diego CA 92192

10.4 Entire Agreement. This Agreement (and its Exhibits) constitutes the entire agreement between the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect). Each party acknowledges, represents and warrants that this Agreement is fully integrated and not in need of parole evidence in order to reflect the intentions of the parties.

10.5 Amendment. This Agreement may be waived, amended or supplemented only by a writing signed by both of the parties hereto.

10.6 Waiver. No waiver of any provision of’ this Agreement shall be binding unless and until set forth expressly in writing and signed by the waiving party. The waiver by either party of’ a breach of’ any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of’ the same or any other term or provision. No failure or delay by a party in exercising any right, power, or privilege hereunder or other conduct by a party shall operate as a waiver thereof in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power or privilege. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

10.7 Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be interpreted, construed or rewritten so as to effectuate to the greatest possible extent the parties’ expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein,

10.8 Construction. Article and section headings are inserted herein for convenience of reference only and in no way are to be construed to define, limit or affect the construction or interpretation of the terms of this Agreement. The provisions of this Agreement have been prepared, examined, negotiated and revised by each party hereto, and no implication shall be drawn and no provision shall be construed against either party by virtue of the purported identity of the drafter of this Agreement, or any portion thereof.

10.9 Arbitration. The parties agree that any and all disputes that they have with one another which arise out of Sek’s employment or under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, Sek’s employment by Axesstel or the termination thereof the stock options granted to Sek, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Sek’s employment with Axesstel or its termination. The only claims not covered by this Section 10.9 are (i) claims for benefits under the workers’ compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws, and (ii) Axesstel’s claims for Sek’s alleged breach of any of the provisions of Article 9 of this Agreement. Binding arbitration will he conducted in San Diego County, California, in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. The party initiating the arbitration shall bear the cost of the arbitration filing. Axesstel will bear the cost of and hearing fees and the arbitrator. Each party will bear its own attorneys’ fees, unless otherwise permitted by law and so determined by the arbitrator. Sek understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

This Agreement is executed this 20th day of October, 2006.

AXESSTEL, INC., a Nevada corporation

/S/ STEPHEN SEK	By:	/S/ MARV TSEU
Stephen Sek	Its:	Chief Executive Officer